Exhibit 99.1



                [Security Capital Group Incorporated letterhead]



News Release
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                                                                    Contact:
                                                    William R. (Todd) Fowler
                                                              (800) 988-4304


         SECURITY CAPITAL REACHES AGREEMENT TO SELL ALL OF ITS INTEREST
                            IN CWS COMMUNITIES TRUST

         Chateau Communities To Pay Security Capital $289.7 Million Cash

(June 7, 2001) - Security Capital (NYSE: SCZ) announced today that it has agreed to sell its entire ownership position in CWS Communities Trust to Chateau Communities, Inc. (NYSE: CPJ) for $289.7 million in cash. Security Capital holds 94.1% of the outstanding common shares of CWS Communities, a developer, owner and operator of manufactured home communities; the carrying value of the position is $256.7 million. Net proceeds from the transaction, after taxes and transaction costs, are expected to be in excess of $268 million.

C. Ronald Blankenship, Vice Chairman of Security Capital, said, "This transaction represents another important step in simplifying Security Capital's structure and will expedite the company's strategy to focus its capital in a few select real estate businesses that will run as private operating divisions." Mr. Blankenship noted that, since Security Capital began implementing this strategy in late 1999, the firm has successfully completed $4.9 billion in strategic transactions designed to simplify the organization and intelligently reposition its investments. He said that the proceeds from the sale are expected to be used to increase Security Capital's ownership in certain of its existing businesses as well as to fund additional share repurchases.

"After the completion of this transaction, Security Capital will have reduced the number of companies in which it holds ownership positions from 18 to 12," Mr. Blankenship stated. The company continues to work judiciously toward becoming an operating company with a few wholly owned businesses, he added. "Security Capital will continue to build on the talents of its deep management team and the strengths of its selected businesses to create significant shareholder value."

The transaction, which is expected to close during the third quarter of 2001, is subject to customary closing conditions, including financing. The buyer has received a commitment from a financial institution for the necessary financing. Macquarie Capital Partners LLC served as financial advisor to Security Capital.




Security Capital is a leading international real estate operating company. The company's strategy is to own all or a high percentage of a few real estate businesses that function as private operating divisions and to eliminate the discount to the underlying value of its assets. Security Capital currently has ownership positions in 13 real estate businesses. The company plans to reposition or sell its investment in several of these businesses and focus its capital in those that hold one of the top two market positions in their specific niche and are able to create measurable brand value, as well as generate significant income from services and managed capital. Security Capital will build on the operating strengths of the remaining private divisions to achieve superior sustainable financial results. The principal offices of Security Capital and its directly owned affiliates are in Atlanta, Brussels, Chicago, El Paso, Houston, London, Luxembourg, New York and Santa Fe.
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This press release contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These statements reflect the current views of Security Capital with respect to future events and are not guarantees of future performance. Because these forward-looking statements are subject to risks and uncertainties, actual future results may differ materially from those expressed in or implied by the statements. Many of these risks and uncertainties relate to factors that are beyond the company's ability to control or estimate precisely, such as future market conditions, the behavior of other market participants, the actions of governmental regulators and other risk factors detailed in Security Capital's reports filed with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of these materials. The company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.